Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
MARCH 26, 2013	NYSE MKT: GORO

GOLD RESOURCE CORPORATION ANNOUNCES

ANNUAL MEETING OF SHAREHOLDERS

COLORADO SPRINGS – March 26, 2013 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today announced that it will hold its annual meeting of shareholders at 9:00 a.m. Mountain Time on Thursday, June 20, 2013 at the Ritz-Carlton Hotel Downtown Denver located at 1881 Curtis St. Denver, CO 80202. Gold Resource Corporation is a low-cost gold and silver producer with operations in the southern state of Oaxaca, Mexico. The Company has returned over $78 million to shareholders in monthly dividends since declaring commercial production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

The Company has fixed the close of business on April 25, 2013 as the record date for determining whether shareholders are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Additional information, including details of the business to be conducted at the meeting, will be included in the Company’s Notice of Annual Meeting and Proxy Statement, to be filed with the Securities and Exchange Commission.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 52,679,369 shares outstanding, no warrants and no debt. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-

looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com